Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results Up 9.8%

May 9, 2013, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $653,000 or $0.42 diluted earnings per share compared to $595,000 or $0.38 diluted earnings per share a year earlier.  The major contributor to the bank’s performance was a $200,000 decrease in the provision for loan losses, a 33% improvement over last year.  In addition, other income increased $158,000 led primarily by a $133,000 increase in wealth management income.  These gains were offset by a $289,000 decrease in net interest income. Randolph F. Williams, president and CEO stated, “The core performance of the bank is solid.”

A positive factor this quarter was the continuing improvement in loan quality.  At quarter end, non-performing assets totaled $4.0 million or 1.11% of total assets, compared to $6.7 million or 1.84% of assets at the end of 2012 and $12.8 million or 3.44% one year ago.  Williams continued, “Our loan loss reserve of $6.1 million represents 158% of non-performing loans and 2.17% of total loans.  We have one OREO property.  I believe we can say that the financial situation of the bank is sound.”

The bank continues to maintain a firm capital base with a capital-to-asset ratio at March 31, 2013 of 10.95% compared to 9.90% for the same period in 2012, both of which are well above the current definition of “well-capitalized” as defined by the bank regulators.  Once the new capital requirements mandated under the Dodd-Frank Act become known, we will be better able to set our longer term capital targets.

The closing market price of LSB stock on May 8, 2013 was $20.50 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2013	Year ended December 31, 2012

Cash and due from banks	$1,249	$25,643
Interest bearing deposits	22,838	5.778
Interest bearing Time Deposits	1,747	1,740
Securities available-for-sale	37,998	28,004
Loans held for sale	2,296	1,363
Net portfolio loans	273,062	280,257
Allowance for loan losses	6,062	5,900
Premises and equipment, net	7,157	7,069
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank owned life insurance	6,633	6,595
Other assets	5,025	4,976
Total assets	361,190	364,610

Deposits	309,357	308,637
Advances from Federal Home Loan Bank	10,000	15,000
Other liabilities	2,279	2,018
Total liabilities	321,636	325,655

Shareholders’ equity	39,554	38,955
Book value per share	$25.41	$25.04
Equity / assets	10.95%	10.68%
Total shares outstanding	1,556,782	1,555,972

Asset quality data:
Total non-accruing loans	$3,845	$6,443
Non-accruing loans 90 or more days past due	1,834	2,907
Loans past due 90 days still on accrual	---	---
Non-accruing loans less than 90 days past due	2,011	3,536
Other real estate / assets owned	162	256
Total non-performing assets	4,007	6,699
Non-performing loans / total loans	1.40%	2.29%
Non-performing assets / total assets	1.11%	1.84%
Allowance for loan losses / non-performing loans	157.66%	91.57%
Allowance for loan losses / non-performing assets	151.29%	88.07%
Allowance for loan losses / total loans	2.17%	2.06%
Loans charged off (quarter-to-date and year-to-date, respectively)	$321	$1,710
Recoveries on loans previously charged off	83	179

	Three months ended March 31,
Selected operating data:	2013	2012

Total interest income	$3,642	$4,194
Total interest expense	647	910
Net interest income	2,995	3,284
Provision for loan losses	400	600
Net interest income after provision for loan losses	2,595	2,684
Non-interest income:
Deposit account service charges	272	325
Gain on sale of mortgage loans	430	406
Net (loss) on sale of real estate owned	(2)	(83)
Other non-interest income	418	260
Total non-interest income	1,118	908
Non-interest expense:
Salaries and benefits	1,527	1,519
Occupancy and equipment, net	319	318
Computer service	142	148
Advertising	115	88
Other	572	587
Total non-interest expense	2,675	2,660
Income before income taxes	1,038	932
Income tax expense	385	337
Net income	653	595
Other comprehensive income (loss)	11	(19)
Comprehensive income	$664	$576

Weighted average number of diluted shares	1,563,664	1,556,001
Diluted earnings per share	$0.42	$0.38

Return on average equity	6.65%	6.51%
Return on average assets	0.72%	0.65%
Average earning assets	$342,613	$347,250
Net interest margin	3.50%	3.78%
Efficiency ratio	72.04%	74.05%